EXHIBIT 99.1
News Release

Contacts:
Media - Barry L. Racey, Director, Government and Public Relations (513) 425-2749
Investors - Roger K. Newport, Sr. Vice President, Finance and Chief Financial Officer (513) 425-5270

UAW Members Ratify Labor Agreement For Zanesville Works
West Chester, OH, May 8, 2015 - AK Steel (NYSE: AKS) said today that members of the United Auto Workers (UAW), Local 4104, have ratified a new four-year labor agreement covering about 140 hourly production and maintenance employees at the company’s Zanesville (OH) Works. AK Steel said that UAW officials notified the company that the new contract was ratified in voting held on May 7, 2015 in Zanesville.
“We are pleased to have reached a new labor agreement at our Zanesville Works ahead of the expiration date,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “The new agreement continues to provide a competitive and flexible labor contract for AK Steel and our Zanesville employees.”
The new agreement takes effect on May 20, 2015 and runs through May 31, 2019.
AK Steel
AK Steel is a world leader in the production of flat-rolled carbon, stainless and electrical steel products, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 8,000 men and women at eight steel plants, two coke plants and two tube manufacturing plants across six states: Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia. Additional information about AK Steel is available at www.aksteel.com.
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